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                                                                    EXHIBIT 12.1

                             AMKOR TECHNOLOGY, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                      YEAR ENDED DECEMBER 31,
                                      --------------------------------------------------------
                                        1998       1999       2000       2001          2002
                                      --------   --------   --------   ---------     ---------
                                                  (IN THOUSANDS EXCEPT RATIO DATA)
Earnings
  Income (loss) before income taxes,
     equity in income (loss) of
     investees, minority interest
     and discontinued operations....  $ 92,461   $ 87,494   $173,154   $(438,498)    $(564,309)
  Interest expense..................    25,860     61,803    127,027     152,067       143,441
  Amortization of debt issuance
     costs..........................     1,217      3,466      7,013      22,321         8,251
  Interest portion of rent..........     2,584      3,481      4,567       7,282         4,995
  Less loss of affiliates...........        --      2,622         --          --            --
                                      --------   --------   --------   ---------     ---------
                                      $122,122   $158,866   $311,761   $(256,828)    $(407,622)
                                      ========   ========   ========   =========     =========
Fixed Charges
  Interest expense..................    25,860     61,803    127,027     152,067       143,441
  Amortization of debt issuance
     costs..........................     1,217      3,466      7,013      22,321         8,251
  Interest portion of rent..........     2,584      3,481      4,567       7,282         4,995
                                      --------   --------   --------   ---------     ---------
                                      $ 29,661   $ 68,750   $138,607   $ 181,670     $ 156,687
                                      ========   ========   ========   =========     =========
Ratio of earnings to fixed
  charges...........................       4.1x       2.3x       2.2x         --x(1)        --x(1)
                                      ========   ========   ========   =========     =========

---------------

(1) The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2002. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $564.3 million of earnings during the year ended December 31, 2002. We recorded charges totaling $292.0 million for the year ended December 31, 2002 for goodwill and long-lived asset impairments, lease terminations and other exit costs. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2001. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $438.5 million of earnings in the year ended December 31, 2001.

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